Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS THIRD QUARTER 2024 RESULTS

Prudent Balance Sheet Management and Strong Growth Leads to Industry Leading Performance and Returns

Jericho, NY – October 24, 2024 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the third quarter and year to date of 2024.

“As highlighted in the second quarter earnings release, continued strong growth in low-cost core deposits coupled with our current balance sheet strategy to deploy funds in both higher yielding commercial law firm loans nationally and short duration agency mortgage-backed securities, at peak market interest rates, has produced strong quarterly results,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “As a result of this strategy in 2024, interest earning assets, excluding cash and cash equivalents, increased $173.3 million, or 16% annualized, while maintaining a strong net interest margin of 6.16% and 6.14% for the current quarter and year, respectively.”

Significant achievements and key performance metrics during the current quarter and year to date include:

●	On a linked quarter basis, net income increased $873 thousand, or 8.3%, to $11.4 million, or $1.34 per diluted share, as compared to $10.5 million, or $1.25 per diluted share. Net income increased $1.5 million or 15.5% from $9.8 million in the third quarter of 2023, or $1.17 per diluted share.
●	Consistent industry leading returns on average assets and equity of 2.62% and 20.29% for the current quarter, respectively, notwithstanding our investment in current resources, including employees and technology, for future growth. These returns were fueled by our strong net interest margin of 6.16% as well as stable fee-based income.
●	Total loan growth on a linked quarter basis was $36.4 million, or 12% annualized, totaling $1.30 billion and was driven by a $38.8 million or a 20% annualized increase in higher yielding commercial loans nationally, despite elevated payoffs of $39.9 million during the quarter. Our higher yielding commercial litigation related loans grew $59.1 million, or 35% annualized, on a linked quarter basis. These commercial loans have and will continue to create additional opportunities for future core deposit growth (noninterest bearing operating or DDA and escrow or IOLTA accounts nationally) through our full service commercial relationship banking programs and our branchless commercial cash management platform.
●	Interest earning asset growth, excluding cash and cash equivalents, was $68.8 million, or 18% annualized, on a linked quarter basis and totaled $1.58 billion. In early 2024, management elected to temper multifamily and commercial real estate loan growth in response to the economic environment and purchased short duration agency mortgage-backed securities with commensurate risk adjusted yields, enhancing our liquidity while improving the securities to total assets ratio to 16%.
●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.50% and a nonperforming loan to total assets ratio of 0.61%, represented by one multifamily loan totaling $10.9 million. We have no exposure to commercial office space, no construction loans, and only $14.8 million in performing loans to the hospitality industry.
●	Continued deposit growth totaling $49.5 million, or 13% annualized, on a linked quarter basis to $1.54 billion, comprised of core low-cost commercial relationship deposits with a cost-of-funds of 0.88% (including demand deposits). Off-balance sheet sweep funds totaled $488 million at quarter end, with approximately 73% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $658 thousand for the current quarter. Additional available liquidity totaled approximately $807 million, excluding cash and unsecured borrowing capacity.

●	Stable and consistent fee income totaling $6.1 million or 19% of total revenue, led by our payment processing platform with 84,000 small business clients nationally. Our technology enabled payments platform facilitated the processing of $9.2 billion in credit and debit card payment volume across 152.0 million transactions for our clients in the current quarter.
●	Strong efficiency ratio of 48.1% notwithstanding our investments in resources to support future growth and excellence in client service.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 15.39% and 13.05%, respectively. Including the after-tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $10.3 million and $4.1 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios were 14.36% and 12.82%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“We believe these key balance sheet management decisions in 2024 enhanced our Company’s liquidity position, asset composition, and flexibility while producing best-in-class performance and returns as the FOMC continued to moderate its views on short-term rates for the foreseeable future,” stated Tony Coelho, Chairman of the Board.

“Our prudent balance sheet management strategy including, but not limited to, active asset-liability management of our higher yielding variable rate commercial loan portfolio, including interest rate floors, coupled with measured and flexible deposit liability management and continued loan growth will produce earnings results and returns consistent with the current consensus guidance regardless of the anticipated decreases in short-term rates by the FOMC,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Third Quarter Earnings

Net income for the quarter ended September 30, 2024 was $11.4 million, or $1.34 per diluted share, compared to $9.8 million, or $1.17 per diluted share for the same period in 2023. Returns on average assets and equity for the current quarter were 2.62% and 20.29%, respectively, compared to 2.71% and 21.44% for the same period of 2023.

Net interest income for the third quarter of 2024 increased $4.1 million, or 19.0%, to $25.9 million, due to growth in average interest earning assets (funded with low-cost core deposits) totaling $278.1 million, or 20.0%, to $1.67 billion. Our net interest margin remained strong at 6.16%, decreasing only 3 basis points when compared to the same period in 2023. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and low-cost escrow or IOLTA deposits. Average loan yields increased 8 basis points to 7.87% while average loans increased $180.4 million, or 16.5%, to $1.27 billion, primarily due to growth in our national commercial lending platform and, to a lesser extent, growth in our regional multifamily loan portfolio primarily during the latter part of 2023. Loan interest income increased $3.7 million, or 17.3%, to $25.1 million with the increase in average loan balances (primarily commercial) comprising $3.5 million of the increase and $191 thousand representing increases in average rate. Our loan-to-deposit ratio was 84.4% as our low-cost deposit base increased $253.8 million, or 19.8%, primarily due to growth in our longer duration escrow or IOLTA deposit banking relationships. Our deposit cost-of-funds, excluding demand deposits, increased 21 basis points in the current quarter when compared to 2023 due to increases in short-term interest rates as well as management proactively increasing rates on IOLTA accounts in the various states where we operate. Deposit expense increased $1.1 million to $3.3 million for the quarter with increases in average rate (primarily IOLTA) comprising $709 thousand and $389 thousand (primarily IOLTA) attributable to average balances. Average securities in the quarter increased $71.9 million to $279.8 million and yields increased 104 basis points to 3.40% due to our previously noted balance sheet and ALCO strategy. The combined increase in average loans and securities in the quarter totaled $252.3 million, or approximately 19.4%, to $1.55 billion.

The provision for credit losses was $1.0 million for the third quarter of 2024, a $200 thousand decrease from the third quarter 2023 provision. As of September 30, 2024, our allowance to loans ratio was 1.50% as compared to 1.38% as of September 30, 2023. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $6.1 million for the third quarter of 2024 as compared to $6.5 million in the same period for 2023. Payment processing income was $5.2 million for the third quarter of 2024, a $452 thousand decrease from the same period in 2023, primarily due to anticipated ISO and merchant attrition and changes in the volumes of our overall merchant risk profile. Payment processing volumes for the credit and debit card processing platform increased $839 million, or 10.0%, to $9.2 billion and transactions decreased 5.4 million, or 3.4%, to 152.0 million, for the current quarter, as compared to the same period in 2023. We continue to focus on the expansion of sales channels through ISOs, prudently managing risk while focusing on new merchant originations, increasing overall volumes as well as risk profiles, and expanding our technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, supports multiple processing platforms, manages daily risk across 84,000 small business merchants in all 50 states, and performs commercial treasury clearing services. ASP fee income increased $39 thousand to $658 thousand for the third quarter of 2024. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. Other noninterest income decreased $67 thousand to $235 thousand when compared to the prior year quarter primarily due to decreases in loan and other banking fees.

Noninterest expense increased $1.6 million, or 11.6%, to $15.4 million for the third quarter of 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, advertising and marketing, data processing, and occupancy and equipment, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $1.1 million, or 12.9%, due to increases in employees to support growth and excellence in client service as well as the impact of year end salary, bonus and stock-based compensation increases. Advertising and marketing costs increased $482 thousand as we continued to grow our digital marketing platform, expand our thought leadership in our national verticals, and support our regional BDOs hired in 2023. Data processing costs increased $315 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $141 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth. Professional services costs decreased $370 thousand due to investments in compliance and risk management in the payment processing division in 2023. Our investments in current resources, including employees, technology, and digital marketing, continue to support our long-term growth goals.

The Company’s efficiency ratio was 48.1% for the three months ended September 30, 2024, as compared to 48.7% in 2023. Our strong efficiency ratio is a result of our continued revenue and deposit growth driven by our core national platforms that have (and will continue to) benefit from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 27.0% for the third quarter of 2024, as compared to 26.0% for the third quarter of 2023, resulting from certain discrete tax benefits related to stock-based compensation.

Year to Date Earnings

Net income for the nine months ended September 30, 2024 was $31.9 million, or $3.78 per diluted share, compared to $31.1 million, or $3.74 per diluted share for the same period in 2023. Returns on average assets and equity for the nine months ended September 30, 2024 were 2.60% and 20.20%, respectively, compared to 3.00% and 24.09% for the same period of 2023. Excluding the pretax gain of $4.0 million ($3.0 million after-tax or $0.36 per diluted share) on the partial sale of our Litify fintech investment in the first quarter of 2023, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the nine months ended September 30, 2023 was $28.2 million, $3.39, 2.71% and 21.82%, respectively.

Net interest income for the nine months ended September 30, 2024 increased $11.9 million, or 19.5%, to $73.0 million, due to growth in average interest earning assets totaling $246.4 million, or 18.3%, to $1.59 billion as well as a 6 basis point increase in our net interest margin to 6.14% when compared to the same period in 2023. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and low-cost escrow or IOLTA deposits. The average yield on loans increased 15 basis points to 7.83%, primarily driven by growth in higher yielding variable rate commercial loans. Average loans for the nine months ended September 30, 2024 increased $227.6 million, or 22.5%, to $1.24 billion, primarily due to growth in our national commercial lending platform and, to a lesser extent, growth in our regional multifamily loan portfolio primarily during the latter part of 2023. Loan interest income increased $14.6 million, or 25.0%, to $72.7 million with the increases in average loan balances (primarily commercial) comprising $13.7 million of the increase and $887 thousand (primarily multifamily) representing increases in average rate. Our deposit cost-of-funds, excluding demand deposits, increased 40 basis points for the current year when compared to the same period in 2023 due to increases in short-term interest rates as well as management proactively increasing rates on IOLTA accounts in the various states where we operate. Deposit expense increased $4.3 million to $9.5 million for the nine months ended September 30, 2024 with increases in average rate comprising $2.9 million and $1.4 million attributable to average balances. Average securities for the nine months ended September 30, 2024 increased $44.9 million to $253.2 million and yields increased 87 basis points to 3.17% due to our previously noted balance sheet and ALCO strategy. In 2024, the combined increase in average loans and securities totaled $272.5 million, or approximately 22.3%, to $1.49 billion as compared to 2023.

The provision for credit losses was $3.0 million for the nine months ended September 30, 2024, a $25 thousand decrease from the same period in 2023. As of September 30, 2024, our allowance to loans ratio was 1.50% as compared to 1.38% as of September 30, 2023. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $18.7 million for the nine months ended September 30, 2024 as compared to $23.5 million in the same period for 2023. Excluding the $4.0 million gain on our Litify investment in the first quarter 2023, adjusted(1) noninterest income was $19.5 million. In 2024, payment processing income was $15.8 million, a $1.1 million decrease when compared to 2023, primarily due to anticipated ISO attrition and changes in our overall merchant risk profile. Payment processing volumes and transactions for the credit and debit card processing platform increased $2.6 billion, or 10.6%, to $27.1 billion and 1.0 million, or 0.2%, to 458.1 million transactions, respectively, for the nine months ended September 30, 2024, as compared to the same period in 2023. These increases were due to the expansion of sales channels through ISOs, an increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. In 2024, ASP fee income increased $137 thousand to $2.0 million when compared to 2023. Other noninterest income increased $228 thousand to $915 thousand when comparing 2023 to 2024, primarily due to loan and other banking related fees.

Noninterest expense increased $5.9 million, or 15.2%, to $45.2 million for the nine months ended September 30, 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, advertising and marketing, data processing, and occupancy and equipment, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $4.5 million, or 18.9%, due to increases in employees to support growth and client service as well as the impact of year end salary, bonus and stock-based compensation increases. In 2024, we experienced the full year impact of our 2023 key hires including, but not limited to, our regional senior BDOs, sales support, lending underwriting/lending support, and risk management staffing initiatives. Advertising and marketing costs increased $1.5 million as we continued to grow our digital marketing platform, expand our thought leadership in our national verticals, and support our regional BDOs. Data processing costs increased $1.2 million due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $560 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support growth. Professional services costs decreased $1.7 million due to our 2023 hiring initiatives noted above and related costs associated with our executive search firm. Our investment in current resources, including employees, technology, and digital marketing, continue to support our long-term growth goals.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The Company’s efficiency ratio was 49.2% for the nine months ended September 30, 2024, as compared to 46.4% for the same period in 2023. The adjusted(1) efficiency ratio was 48.7% for the nine months ended September 30, 2023, excluding the aforementioned $4.0 million pre-tax gain. Our strong efficiency ratio is a result of our continued revenue growth driven by our core national platforms. These platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.8% for the nine months ended September 30, 2024, compared to 26.5% for the same period in 2023.

Asset Quality

At September 30, 2024, we had one nonperforming loan, which is a multifamily loan totaling $10.9 million, and no exposure to commercial office space or construction loans, and $14.8 million in performing loans to the hospitality industry. The allowance for credit losses was $19.5 million, or 1.50% of total loans, as compared to $15.3 million, or 1.38% of total loans at September 30, 2023. The ratio of nonperforming loans to total loans and total assets was 0.84% and 0.61%, respectively. The allowance for credit losses to nonperforming loans was 178%. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Due to increases in short-term interest rates associated with the inflationary environment since 2022, management enhanced its ongoing credit risk management including risk management of its commercial real estate loan portfolio. The following is a brief summary of our ongoing risk management for our multifamily and CRE portfolios as of September 30, 2024:

●	The multifamily portfolio, excluding one nonperforming loan, totaling $339.9 million, has a current weighted average DSCR and an original LTV (defined as unpaid principal balance as of September 30, 2024 divided by appraised value at origination) of approximately 1.67 and 54%, respectively, and the CRE portfolio, totaling $87.5 million, has a current weighted average DSCR and an original LTV of approximately 1.51 and 59%, respectively.
●	Multifamily loans maturing in less than one year totaled $59.8 million and had a current weighted average DSCR and an original LTV of approximately 1.37 and 57%, respectively. CRE loans maturing in less than one year totaled $1.8 million and had a current weighted average DSCR and an original LTV of approximately 3.54 and 48%, respectively.
●	Multifamily loans maturing in one to two years totaled $39.0 million and had a current weighted average DSCR and an original LTV of approximately 1.36 and 66%, respectively. CRE loans maturing in one to two years totaled $5.6 million and had a current weighted average DSCR and an original LTV of approximately 1.46 and 59%, respectively.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Balance Sheet

At September 30, 2024, total assets were $1.78 billion, reflecting a $300.1 million, or 20.2% increase from September 30, 2023. This increase was primarily attributable to growth in loans totaling $184.0 million, or 16.5%, to $1.30 billion. Our higher yielding variable rate commercial loans increased $163.2 million, or 24.6%, during this same period. Our commercial relationship banking sales pipeline remained robust, anchored by our national platforms and supported by our competitive advantages in data, analytics and digital marketing. This, coupled with our regional BDOs and related support staff, continues to drive growth across our national commercial platform. Our available-for-sale securities portfolio increased $97.1 million to $211.5 million as compared to September 30, 2023, as management deployed excess liquidity into securities as part of our previously mentioned balance sheet management and ALCO strategy. Our held-to-maturity securities portfolio totaled $70.8 million, a decrease of $8.0 million, or 10.1%, due to portfolio amortization. In the third quarter of 2023, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding commercial loans.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	September 30,		December 31,		September 30,
	2024		2023		2023

	(Dollars in thousands)
Real estate:
Multifamily	$350,857	27.0%	$348,241	28.8%	$327,653	29.4%
Commercial real estate	87,544	6.8	89,498	7.4	90,052	8.1
1 – 4 family	14,749	1.1	17,937	1.5	20,974	1.9
Total real estate	453,150	34.9	455,676	37.7	438,679	39.4
Commercial:
Litigation related	727,749	56.1	612,457	50.7	570,831	51.2
Other	97,690	7.5	125,457	10.4	91,441	8.2
Total commercial	825,439	63.6	737,914	61.1	662,272	59.4
Consumer	18,874	1.5	14,491	1.2	13,390	1.2
Total loans held for investment	$1,297,463	100.0%	$1,208,081	100.0%	$1,114,341	100.0%
Deferred loan fees and unearned premiums, net	(20)		(668)		(903)
Loans, held for investment	$1,297,443		$1,207,413		$1,113,438

Total deposits were $1.54 billion as of September 30, 2024, a $253.8 million, or 19.8%, increase from September 30, 2023. This was primarily due to a $180.5 million, or 22.5%, increase in Savings, NOW and Money Market deposits, driven by our IOLTA and other escrow deposits as well as a $67.4 million, or 14.3%, increase in noninterest bearing demand deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships with our clients through lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $829.0 million, or 54.0%, of total deposits. As of September 30, 2024, uninsured deposits were $458.9 million, or 30%, of our total deposits of $1.54 billion, excluding $10.6 million of affiliate deposits held by the Bank. Approximately 80% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of September 30, 2024, off-balance sheet sweep funds totaled approximately $488.0 million, of which approximately $356.5 million, or 73.1%, was available to be swept on balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At September 30, 2024, we had the ability to borrow, on a secured basis, up to $395.8 million from the FHLB of New York and $54.9 million from the FRB of New York discount window. No borrowing amounts were outstanding during the third quarter of 2024. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $47.0 million to $232.6 million as of September 30, 2024, when compared to September 30, 2023, primarily driven by increases in retained earnings (net income) and decreases in other comprehensive losses as unrealized losses on our securities available-for-sale declined, primarily due to current short-term market interest rates.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2024	2023	2023
ASSETS
Cash and cash equivalents	$147,663	$165,209	$120,646
Securities available-for-sale, at fair value	211,460	122,107	114,373
Securities held-to-maturity, at cost	70,794	77,001	78,779
Securities, restricted at cost	3,034	2,928	2,928
Loans, held for investment	1,297,443	1,207,413	1,113,438
Less: allowance for credit losses	(19,451)	(16,631)	(15,328)
Loans, net of allowance	1,277,992	1,190,782	1,098,110
Premises and equipment, net	2,610	2,602	2,503
Other assets	68,921	56,247	65,073
Total Assets	$1,782,474	$1,616,876	$1,482,412

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$539,434	$473,274	$472,073
Savings, NOW and money market deposits	982,816	926,264	802,332
Certificates of deposit	14,145	7,761	8,188
Total deposits	1,536,395	1,407,299	1,282,593
Other liabilities	13,511	11,022	14,209
Total liabilities	1,549,906	1,418,321	1,296,802
Total stockholders' equity	232,568	198,555	185,610
Total Liabilities and Stockholders' Equity	$1,782,474	$1,616,876	$1,482,412

Selected Financial Data
Common shares outstanding	8,320,317	8,287,848	8,203,259
Book value per share	$27.95	$23.96	$22.63
Equity to assets	13.05%	12.28%	12.52%

Capital Ratios (1)
Tier 1 leverage ratio	12.60%	12.07%	11.98%
Common equity tier 1 capital ratio	15.39	14.13	14.34
Tier 1 capital ratio	15.39	14.13	14.34
Total capital ratio	16.64	15.38	15.59

Asset Quality
Nonperforming loans	$10,940	$10,940	$—
Allowance for credit losses to total loans	1.50%	1.38%	1.38%
Nonperforming loans to total loans	0.84	0.91	0.00
Nonperforming assets to total assets	0.61	0.68	0.00
Allowance to nonperforming loans	178	152	NM

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Interest income	$29,131	$27,385	$23,901	$82,589	$66,321
Interest expense	3,273	3,063	2,176	9,546	5,218
Net interest income	25,858	24,322	21,725	73,043	61,103
Provision for credit losses	1,000	1,000	1,200	3,000	3,025
Net interest income after provision for credit losses	24,858	23,322	20,525	70,043	58,078

Noninterest income:
Payment processing fees	5,169	5,322	5,621	15,787	16,898
(Loss) gain on equity investments	—	—	(14)	—	4,013
Other noninterest income	893	953	921	2,939	2,574
Total noninterest income	6,062	6,275	6,528	18,726	23,485

Noninterest expense:
Employee compensation and benefits	9,525	9,525	8,433	28,211	23,720
Other expenses	5,833	5,707	5,326	16,947	15,496
Total noninterest expense	15,358	15,232	13,759	45,158	39,216
Income before income taxes	15,562	14,365	13,294	43,611	42,347
Income taxes	4,202	3,878	3,457	11,706	11,218
Net income	$11,360	$10,487	$9,837	$31,905	$31,129

Earnings Per Share
Basic	$1.45	$1.34	$1.27	$4.09	$4.04
Diluted	1.34	1.25	1.17	3.78	3.74
Basic - adjusted (1)	1.45	1.34	1.28	4.09	3.66
Diluted - adjusted (1)	1.34	1.25	1.17	3.78	3.39

Selected Financial Data
Return on average assets	2.62%	2.58%	2.71%	2.60%	3.00%
Return on average equity	20.29	20.16	21.44	20.20	24.09
Adjusted return on average assets (1)	2.62	2.58	2.71	2.60	2.71
Adjusted return on average equity (1)	20.29	20.16	21.46	20.20	21.82
Net interest margin	6.16	6.19	6.19	6.14	6.08
Efficiency ratio (1)	48.1	49.8	48.7	49.2	46.4
Adjusted efficiency ratio (1)	48.1	49.8	48.7	49.2	48.7

Cash dividends paid per common share	$0.150	$0.150	$0.125	$0.450	$0.350

Weighted average basic shares	7,815,197	7,798,441	7,717,971	7,800,230	7,711,722
Weighted average diluted shares	8,503,966	8,402,750	8,379,112	8,439,993	8,330,109

(1)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	September 30,			June 30,			September 30,
	2024			2024			2023
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,270,491	$25,122	7.87%	$1,240,599	$24,216	7.85%	$1,090,112	$21,408	7.79%
Securities, includes restricted stock	279,768	2,389	3.40%	253,328	2,023	3.21%	207,873	1,238	2.36%
Securities purchased under agreements to resell	—	—	—	—	—	—	9,932	158	6.31%
Interest earning cash and other	120,316	1,620	5.36%	87,025	1,146	5.30%	84,581	1,097	5.15%
Total interest earning assets	1,670,575	29,131	6.94%	1,580,952	27,385	6.97%	1,392,498	23,901	6.81%

NONINTEREST EARNING ASSETS	52,008			50,688			49,762

TOTAL AVERAGE ASSETS	$1,722,583			$1,631,640			$1,442,260

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$940,920	$3,129	1.32%	$899,419	$2,932	1.31%	$722,684	$1,988	1.09%
Time deposits	12,251	143	4.64%	11,702	130	4.47%	18,565	187	4.00%
Total interest bearing deposits	953,171	3,272	1.37%	911,121	3,062	1.35%	741,249	2,175	1.16%
Borrowings	44	1	9.04%	44	1	9.14%	46	1	8.62%
Total interest bearing liabilities	953,215	3,273	1.37%	911,165	3,063	1.35%	741,295	2,176	1.16%

NONINTEREST BEARING LIABILITIES
Demand deposits	531,864			499,348			501,841
Other liabilities	14,762			11,894			17,091
Total noninterest bearing liabilities	546,626			511,242			518,932
Stockholders' equity	222,742			209,233			182,033

TOTAL AVG. LIABILITIES AND EQUITY	$1,722,583			$1,631,640			$1,442,260
Net interest income		$25,858			$24,322			$21,725
Net interest spread			5.57%			5.62%			5.65%
Net interest margin			6.16%			6.19%			6.19%
Deposits (including noninterest bearing demand deposits)	$1,485,035	$3,272	0.88%	$1,410,469	$3,062	0.87%	$1,243,090	$2,175	0.69%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,239,950	$72,727	7.83%	$1,012,469	$58,160	7.68%
Securities, includes restricted stock	253,188	6,017	3.17%	208,298	3,581	2.30%
Securities purchased under agreements to resell	—	—	—	36,289	1,526	5.62%
Interest earning cash and other	96,448	3,845	5.33%	86,247	3,054	4.73%
Total interest earning assets	1,589,586	82,589	6.94%	1,343,303	66,321	6.60%

NONINTEREST EARNING ASSETS	50,439			45,836

TOTAL AVERAGE ASSETS	$1,640,025			$1,389,139

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$900,315	$9,159	1.36%	$681,613	$4,809	0.94%
Time deposits	11,667	384	4.40%	14,774	406	3.67%
Total interest bearing deposits	911,982	9,543	1.40%	696,387	5,215	1.00%
Borrowings	44	3	9.11%	46	3	8.72%
Total interest bearing liabilities	912,026	9,546	1.40%	696,433	5,218	1.00%

NONINTEREST BEARING LIABILITIES
Demand deposits	502,851			502,211
Other liabilities	14,149			17,737
Total noninterest bearing liabilities	517,000			519,948
Stockholders' equity	210,999			172,758

TOTAL AVG. LIABILITIES AND EQUITY	$1,640,025			$1,389,139
Net interest income		$73,043			$61,103
Net interest spread			5.54%			5.60%
Net interest margin			6.14%			6.08%
Deposits (including noninterest bearing demand deposits)	$1,414,833	$9,543	0.90%	$1,198,598	$5,215	0.58%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized gain, net of tax, on the Company’s equity investments.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income – GAAP	$11,360	$10,487	$9,837	$31,905	$31,129
Less: loss (gain) on equity investments	—	—	14	—	(4,013)
Add: income tax impact	—	—	(4)	—	1,083
Adjusted net income	$11,360	$10,487	$9,847	$31,905	$28,199

Return on average assets – GAAP	2.62%	2.58%	2.71%	2.60%	3.00%
Adjusted return on average assets	2.62%	2.58%	2.71%	2.60%	2.71%

Return on average equity – GAAP	20.29%	20.16%	21.44%	20.20%	24.09%
Adjusted return on average equity	20.29%	20.16%	21.46%	20.20%	21.82%

Basic earnings per share – GAAP	$1.45	$1.34	$1.27	$4.09	$4.04
Adjusted basic earnings per share	$1.45	$1.34	$1.28	$4.09	$3.66

Diluted earnings per share – GAAP	$1.34	$1.25	$1.17	$3.78	$3.74
Adjusted diluted earnings per share	$1.34	$1.25	$1.17	$3.78	$3.39

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Efficiency ratio – non-GAAP(1)	48.1%	49.8%	48.7%	49.2%	46.4%
Noninterest expense – GAAP	$15,358	$15,232	$13,759	$45,158	$39,216
Net interest income – GAAP	25,858	24,322	21,725	73,043	61,103
Noninterest income – GAAP	6,062	6,275	6,528	18,726	23,485
Less: loss (gain) on equity investments	—	—	14	—	(4,013)
Adjusted noninterest income – non-GAAP	$6,062	$6,275	$6,542	$18,726	$19,472
Adjusted efficiency ratio – non-GAAP(2)	48.1%	49.8%	48.7%	49.2%	48.7%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

September 30,
2024
Total assets - GAAP	$1,782,474
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,782,474

Total stockholders' equity - GAAP	$232,568
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	232,568
Add: unrecognized losses on securities held-to-maturity, net of tax	(4,120)
Adjusted TCE - non-GAAP	$228,448

Stockholders' equity to assets - GAAP	13.05%
TCE to TA - non-GAAP	13.05%
Adjusted TCE to TA - non-GAAP	12.82%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

September 30,
2024
Common equity tier 1 ("CET1") capital - Bank	$215,499
Add: unrealized losses on securities available-for-sale , net of tax	(10,319)
Add: unrecognized losses on securities held-to-maturity, net of tax	(4,120)
Adjusted CET1 capital - Bank	$201,060

Total risk-weighted assets - Bank	$1,400,367

CET1 capital ratio(1)	15.39%
Adjusted CET1 capital ratio(1)	14.36%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.